EXHIBIT 99.111

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North Valley Bancorp

North Valley Bancorp Announces Eighth Stock Repurchase Program

May 2, 2006 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $906 million in assets, today announced that the Board of Directors has authorized a new common stock repurchase program. The program calls for the repurchase of up to 4.0% of the Company's outstanding shares, or approximately 300,000 shares, based on approximately 7,500,000 shares outstanding as of this date.

         The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this program will be retired. The number, price and timing of the repurchases shall be at the Company's sole discretion and the program may be re-evaluated depending on market conditions, liquidity needs or other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time without notice.

         "Our Company has a history of repurchasing shares when the capital plan allows and market conditions are such that the transaction creates shareholder value," stated Mike Cushman, President and CEO.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates twenty one commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California, including two in-store supermarket branches and two Business Banking Centers. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank and NVB Business Bank engage in a full complement of lending activities including consumer, commercial and real estate loans. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.
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For further information contact:

Michael J. Cushman                             Kevin R. Watson
President & Chief Executive Officer     or     Executive Vice President & Chief Financial Officer
(530) 226-2900  Fax (530) 221-4877             (530) 226-2900  Fax (530) 221-4877
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